Exhibit 99.5

SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF INCOME (As adjusted--See Note)
(in millions except per share amounts)
(unaudited)

	Three months ended	Three months ended
	Sept. 30, 2005	Dec. 31, 2005

OPERATING REVENUES:
Passenger	$1,912	$1,906
Freight	32	35
Other	45	46
Total operating revenues	1,989	1,987

OPERATING EXPENSES:
Salaries, wages, and benefits	712	725
Fuel and oil	337	395
Maintenance materials and repairs	116	112
Aircraft rentals	36	42
Landing fees and other rentals	118	109
Depreciation and amortization	121	121
Other operating expenses	301	343
Total operating expenses	1,741	1,847

OPERATING INCOME	248	140

OTHER EXPENSES (INCOME):
Interest expense	32	32
Capitalized interest	(10)	(11)
Interest income	(13)	(16)
Other (gains) losses, net	(104)	22
Total other expenses (income)	(95)	27

INCOME BEFORE INCOME TAXES	343	113
PROVISION FOR INCOME TAXES	133	43

NET INCOME	$210	$70

NET INCOME PER SHARE:
Basic	$.27	$.09
Diluted	$.26	$.09

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	789	797
Diluted	802	816

NOTE:
The Company's first and second quarter 2005 adjusted statements of income have been previously published as part of the Company's first and second quarter 2006 earnings announcements. See our Form 10-Q filings related to first and second quarter 2006 for further information.
The above statements of income for third and fourth quarter 2005, as retrospectively adjusted for the
Company's January 1, 2006 adoption of SFAS 123R and change in accounting for airframe maintenance, are being provided for informational purposes only and have been included in this filing only to aid in the assessment of the Company's prior year quarterly results as adjusted for the January 1, 2006 accounting changes.